As filed with the Securities and Exchange Commission on May 3, 2022

Registration No. 333-262304

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CREEK ROAD MINERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7900	98-0357690
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2700 Homestead Road, Park City, UT 84098

Tel: 650-525-0231

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

VCORP SERVICES, LLC

1013 Centre Road, Suite 403-B, Wilmington, DE 19805

Tel: (212) 828-8436

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Roger W. Bivans

Baker & McKenzie LLP

1900 North Pearl Street, Suite 1500
Dallas, Texas 75201

Tel: +1 214 978 3095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(4)
Common Stock, $0.0001 par value per share (3)	12,721,659	$1.74	$22,135,687.00	$2,051.98
Total	12,721,659	$1.74	$22,135,687.00	$2,051.98

(1) This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock as reported on the OTC Markets on January 20, 2022.

(3) Consists of (i) 5,836,453 shares of common stock issuable upon the conversion of the Series C Preferred Stock issued in a private placement in December 2021 (the “Private Placement”), (ii) 3,501,872 shares of common stock issuable upon the exercise of warrants issued in the Private Placement at an exercise price of $1.50 per share, (iii) 2,716,667 shares of Common Stock issuable upon the exercise of certain other warrants and (iv) and 666,667 shares of Common Stock held by certain of the selling shareholders.

(4) Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the Registrant is offsetting $2,051.98 against the amount of the registration fee payable with respect to this registration statement. The offsetting amount was originally paid by the Registrant in connection with the registration statement on Form S-1 (File No. 333-255445) (the “Initial Registration Statement”) to register 16,200,000 shares of Common Stock filed by the Registrant on April 21, 2021, with a registration fee of $6,945.97. The Initial Registration Statement was subsequently amended by the Registrant to include only 1,000,000 shares of Common Stock on July 26, 2021, with a registration fee of $234.57, and the Registrant has not sold the balance of the 15,200,000 shares of Common Stock originally contemplated by the Initial Registration Statement. The Registrant offset $4,305.82 in connection with a registration statement on Form S-1 (File No. 333-259729) filed by the Registrant to register 19,733,346 shares of Common Stock on September 22, 2021. Accordingly, the registration fee of $2,051.98 is being offset against the amount of the registration fee payable with respect to this registration statement.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

(Subject to Completion, Dated , 2022)

Creek Road Miners, Inc.

12,721,659 Shares of Common Stock

This prospectus relates to the resale, by the selling stockholders identified in this prospectus, of up to an aggregate of 12,721,659 shares of our common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 5,836,453 shares of Common Stock issuable upon the conversion of the Series C Preferred Stock, par value $0.0001 per share (“Series C Preferred Stock”) issued in a private placement in December 2021 (the “Private Placement”), (ii) 1,750,936 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $1.50 per share (the “Series 1 Warrants”) issued in the Private Placement, (iii) 1,750,936 shares of Common Stock issuable upon the exercise of warrants with an exercise price of $1.50 per share (the “Series 2 Warrants,” and together with the Series 1 Warrants, the “Warrants”) issued in the Private Placement, (iv) 2,716,667 shares of Common Stock issuable upon the exercise of certain other warrants (the “Additional Warrants”) and (v) and 666,667 shares of Common Stock held by certain of the selling shareholders (the “Additional Common Stock”).

The selling stockholders are identified in the table on page 20 of this prospectus. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of the Warrants if the holders do not exercise the Warrants on a cashless basis. See “Use of Proceeds.”

The selling stockholders may sell all or a portion of the shares of Common Stock from time to time in market transactions through any market on which our shares of Common Stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Common Stock is listed on The OTC Markets under the symbol “CRKR.” On May 2, 2022, the last reported sale price of our Common Stock was $1.45 per share.

Our directors and executive officers collectively beneficially own approximately 90% of our outstanding common stock.

Investing in our securities involves a high degree of risk. The risks are described in the “Risk Factors” section beginning on page 6 of this prospectus. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement, before investing in these securities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2022.

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the selling stockholder, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Unless the context otherwise requires, references to “we,” “our,” “us” or the “Company” in this prospectus mean Creek Road Miners, Inc. on a consolidated basis with its subsidiaries, as applicable. Our logo and all product names are our common law trademarks. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview

Creek Road Miners, Inc. (formerly known as Wizard Brands, Inc., Wizard Entertainment, Inc., Wizard World, Inc., and GoEnergy, Inc.) was incorporated in Delaware on May 2, 2001. Prior to Cryptocurrency mining operations that began in October 2021, the Company produced live and virtual pop culture conventions and events, and sold a gelatin machine and related consumables (known collectively as “legacy operations”). All legacy operations were discontinued during 2021. The Company operates an eCommerce site selling pop culture memorabilia and will evaluate whether to continue the eCommerce operations in 2022. Based on unaudited financial results for the fourth quarter of 2021, we estimate that eCommerce operations accounted for $75,470, or approximately 16.9%, of the Company’s revenue during such quarter.

Cryptocurrency Mining

We currently generate substantially all our revenue through cryptocurrency we earn through our mining activities, which we may strategically hold or sell at beneficial prices and times. We currently mine and hold Bitcoin exclusively. We plan to hold our mined Bitcoin until the next halving event (expected to occur around March 2024), which we believe will lead to an increase in the market price of Bitcoin, other than for such sales of Bitcoin as determine to be necessary to fund operating or capital expenses, such as our purchase commitments for additional miners from Bitmain. While we do not have the intention of mining any other cryptocurrencies in the near future, we may expand our mining operations to include additional crypto assets if, after evaluation of the financial merits of such crypto assets based on a number of factors, including the anticipated profitability and price stability of such crypto assets and the ability and cost of our existing miners to mine for such digital assets, we determine that such additional crypto assets are reasonably likely to result in better margin than Bitcoin. Our mining operations commenced on October 24, 2021 and during the quarter ended December 31, 2021, mining operations accounted for 83.1% of the Company’s revenue. We use special cryptocurrency mining computers (known as “miners”) to solve complex cryptographic algorithms to support the Bitcoin blockchain and, in return, receive Bitcoin as our reward. Miners measure their processing power, which is known as “hashing” power, in terms of the number of hashing algorithms solved (or “hashes”) per second, which is the miner’s “hash rate.” We participate in Mining Pools (“mining pool”) that pool the resources of groups of miners and split cryptocurrency rewards earned according to the “hashing” capacity each miner contributes to the mining pool.

Mining Equipment

All of the miners we operate were manufactured by Bitmain, and incorporate application-specific integrated circuit (“ASIC”) chips specialized to solve blocks on the Bitcoin blockchains using the 256-bit secure hashing algorithm (“SHA-256”) in return for Bitcoin cryptocurrency rewards. In October 2021 we put 156 Bitmain S19J Pro miners into production, and added another 84 into production in December 2021. As of April 28, 2022 we had 240 miners with 24 Ph/s of hashing capacity in production. We also had 270 Bitmain S19 miners with 24.3 Ph/s of hashing capacity and 270 Bitmain S19J Pro miners with 27 Ph/s of hashing capacity that have been received but not yet placed into production. As of April 28, 2022 we also had deposits for an additional 600 Bitmain S19XP miners with 84 Ph/s hashing capacity that we expect to be delivered from July through December 2022.

After the delivery of the miners above we will have a total of 1,380 miners with 159.3 Ph/s of hashing capacity.

The purchase commitments for the miners total approximately $11.5 million, of which $7,089,000 was paid as a deposit during the year ending December 31, 2021. The remaining commitments of approximately $4.4 million are anticipated to be paid monthly from the proceeds of the sale of earned Bitcoin during the year ending December 31, 2022 or, if necessary or advisable, with earned Bitcoin to the extent that if the vendor accepts Bitcoin as a form of payment or from additional capital raising, which may be debt or equity, or a combination thereof pursuant to a private or public offering, with the last payment scheduled to occur on November 10, 2022.

Historically, we have relied upon cash from financing activities to fund substantially all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flow. The Company had net losses from continuing operations of $19,078,727, and $2,901,741, for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, we had cash and cash equivalents of approximately $2.7 million and working capital of approximately $4.8 million.

We believe that, based on management’s history of being able to raise capital from both internal and external sources, sufficient debt and/or equity financing may be obtained from both related parties, such as management and members of the Board of Directors of the Company, and unaffiliated investors to continue to fund operations for the next twelve months and beyond. However, although there have been recent external source financings, no assurances can be given that any such external source or related party financing can be obtained in the future on commercially reasonable terms, if at all.

Mobile Data Centers

We utilize mobile data centers to house our miners. Our mobile data centers are located close to natural gas wellheads. We use natural gas to power a mobile turbine that produces electricity that, in turn, is used to power our miners.

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Factors Affecting Profitability

Our business is heavily dependent on the market price of Bitcoin. The prices of cryptocurrencies, specifically Bitcoin, have experienced substantial volatility. Further affecting the industry, and particularly for the Bitcoin blockchain, the cryptocurrency reward for solving a block is subject to periodic incremental halving. Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving.” For Bitcoin the reward was initially set at 50 Bitcoin currency rewards per block. The Bitcoin blockchain has undergone halving three times since its inception as follows: (1) on November 28, 2012 at block 210,000; (2) on July 9, 2016 at block 420,000; (3) on May 11, 2020 at block 630,000, when the reward was reduced to its current level of 6.25 Bitcoin per block. The next halving for the Bitcoin blockchain is anticipated to occur in March 2024 at block 840,000, when the reward will be reduced to 3.125 Bitcoin per block. This process will reoccur until the total amount of Bitcoin currency rewards issued reaches 21 million and the theoretical supply of new Bitcoin is exhausted. Many factors influence the price of Bitcoin, and potential increases or decreases in prices in advance of, or following, a future halving is unknown.

We plan to hold our mined Bitcoin until the next halving event (expected to occur around March 2024), which we believe will lead to an increase in the market price of Bitcoin, other than for such sales of Bitcoin as determine to be necessary to fund operating or capital expenses, such as our purchase commitments for additional miners from Bitmain.

Competition

Our business environment is constantly evolving, and cryptocurrency miners can range from individuals to large-scale commercial mining operations. We compete with other companies that focus all or a portion of their activities on mining activities at scale, including several public and private companies. We face significant competition in every aspect of our business, including, but not limited to, the acquisition of mining equipment, the ability to raise capital, and the ability to obtain the lowest cost energy to power our mining operations.

Government Regulation

Cryptocurrency is increasingly becoming subject to governmental regulation, both in the U.S. and internationally. State and local regulations also may apply to our activities and other activities in which we may participate in the future. Numerous regulatory bodies have shown an interest in regulating blockchain or cryptocurrency activities. For example, on March 9, 2022 President Biden signed an executive order on cryptocurrencies. While the executive order does not mandate any specific regulations, it instructs various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. Central Bank digital currency. Future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability. As the regulatory and legal environment evolves, we may become subject to new laws and regulation which may affect our mining and other activities. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see the Section entitled “Risk Factors” herein.

Intellectual Property

We do not currently own any patents in connection with our existing and planned blockchain and cryptocurrency related operations.

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Strategic Initiatives

Our objective is to mine and hold select cryptocurrencies. We seek to own multiple oil and natural gas producing assets and utilize the natural gas to power environmentally friendly, state-of-the-art cryptocurrency mining facilities. To achieve this aim, we are targeting between $10 million and $15 million of acquisitions of oil and natural gas producing assets in 2022. As of the date hereof, no discussions with natural gas producers have led to definitive agreements. We anticipate that we will fund any such acquisitions through the proceeds of the sale of earned Bitcoin, vendor financing, a private placement of the Company’s securities or a combination thereof. By directing income from oil and excess natural gas sales to cover operating expenses we will have the opportunity to retain our mined cryptocurrencies as assets.

We are also seeking to scale our existing operations through the purchase of additional miners. As of April 28, 2022, we had 240 miners with 24 Ph/s of hashing capacity in production. We also had 270 miners with 24.3 Ph/s of hashing capacity and 270 miners with 27 Ph/s of hashing capacity that have been received but not yet placed into production. As of April 28, 2022 we also had deposits for an additional 600 miners with 84 Ph/s of hashing capacity to be delivered from July through December 2022, with remaining commitments of approximately $2.8 million as of April 28, 2022. We anticipate paying the remaining commitments monthly from the proceeds of the sale of earned Bitcoin during the year ending December 31, 2022 or, if necessary or advisable, with earned Bitcoin to the extent that if the vendor accepts Bitcoin as a form of payment or from additional capital raising, which may be debt or equity, or a combination thereof pursuant to a private or public offering. If received in the second half of the year, the Bitmain S19XP miners will allow us to mine more efficiently by operating at a higher hash rate while using the same amount of energy as our current miners.

We are aiming to achieve geographic diversity by locating up to six data centers at locations designed to mitigate concentration risk.

To achieve our objectives we have developed and are implementing a Five Cornerstone Strategy comprised of:

Cornerstone I – Vertical Integration

Insure and ensure continuity through ownership of fuel supply, eliminate middlemen and distributors, generate electricity independent of a stressed power grid and avoid any potential forthcoming governmental regulations. We expect this will enable us to:

●	Maintain continuity and security – Control of our electrical generation insures and ensures uninterrupted service while insulating our operations from third party controls, the regulated utility grid, and unforeseen failures.
●	Optimize profitability – Vertical integration, beginning at the well head and ending in our crypto wallet, eliminates middlemen and distributors optimizing profits across the entire operation.
●	Keep grid independence - Utility grids are struggling to deliver reliability as they attempt to balance base load with increasing numbers of renewable generators, this will only get more difficult in the future as society undergoes the transition to “electrify everything” thereby increasing grid instability, blackouts and disgruntled consumers. By us not having any energy produced touching infrastructure or the utility grid, this risk is muted.
●	Deploy regulatory buffers - Potentially well-meaning politicians may bring increased governmental oversight and regulation of power producers that provide energy to the grid, only exacerbating continuity problems. By us not having any energy produced touching infrastructure or the utility grid, this risk is muted.
●	Maintain control of its ESG Strategy – We believe that a vertical integration strategy enables us to have full control of our ESG strategy (as described below).

Cornerstone II – Energy Source Diversity

Each development will be sized and engineered to work in harmony with the inherent diversity found within its owned oil and gas operating environment. Our modular approach to both power and server implementation allows a customized, fit-for-purpose design to be implemented for each situation. We expect this will enable us to:

●	Reduce the concentration risk of reliance on any single energy production source. We would rather have 100 natural gas wells feeding five 20 MW systems as compared to siting a much larger single 100 MW system next to a substation that is sourced by a single hydro facility or coal fired plant connected to the utility grid.
●	Maintain continuity of operations – maximize number of miners online 24/7. Multiple energy sources mitigate interruption risk and if problems do occur, the impact of any downtime is limited to a small percentage of operating miners.

Cornerstone III – Geographic Diversity

We look to deploy facilities at geographically diverse locations that will mitigate concentration risk due to weather, market related disruptions, and minimize the impact of an ever changing regulatory and political complications. We expect this will enable us to:

●	Mitigate risks associated with interruptions and outages, whether due to weather, disasters, or lost connectivity.
●	Exploit differentials in energy pricing across geographic regions

Cornerstone IV – Cryptocurrency Diversity

By utilizing remotely accessible UL certified data centers capable of handling AICS and GPUs, in the coming years we expect this will enable us to:

●	Be nimble and a first mover in this ever changing and young cryptocurrency market
●	Mitigate cryptocurrency volatility.
●	Quickly pivot to the most profitable currency.

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Cornerstone V – Revenue Diversity

Through our vertical integration and potential ownership of oil and gas operations, we realize the benefit of having multiple non-correlated revenue streams derived from both conventional oil and gas sales, as well as converting gas molecules into crypto currency via our digital pipeline. We expect this will enable us to:

Cover all operating expenses utilizing revenue generated from other commodity sales.

●	Retain treasury status of mined cryptocurrencies; offering control over when to sell and hedge.
●	Diversify revenue risk across multiple commodities.

Environmental, Social and Governance (“ESG”)

While deploying our Five Cornerstone Strategy and achieving its objectives, we expect to have a constant focus on ESG. Divided into three phases, we have begun implanting Phase 1 and Phase II.

Phase I

●	Utilize natural gas as supposed to coal assets.
●	Locate data centers near natural gas production reduces energy required to transport molecules and electrons to cryptocurrency data centers.

Phase II

●	Stranded gas opportunities – locate mining facilities near these natural gas production sites.
●	Renewable energy (wind or solar) – identify geographical locations where renewable energy possibilities exist and can supplement the natural gas requirements while generating renewable electricity credits.

Phase III

●	Carbon capture / Carbon credits – possibility of creating carbon credits
●	Integrate with recycling efforts and use syngas (synthetic gas)

Private Placement

During the month of December 2021 we consummated the transactions contemplated by the securities purchase agreement with 26 investors, pursuant to which, we issued in a private placement: (i) 7,880 shares of Series C Preferred Stock; (ii) warrants to acquire 1,756,936 shares of Common Stock at an exercise price of $1.50 per share (as adjusted, the “Series 1 Exercise Price”), which became exercisable immediately upon issuance and which expire on the fifth anniversary of the date of issuance; and (iii) warrants to acquire 1,756,936 shares of Common Stock at an exercise price of $1.50 per share (as adjusted, the “Series 2 Exercise Price”), which became exercisable immediately upon issuance and which expire on the fifth anniversary of the date of issuance. The Series C Preferred Stock is convertible at a price (as adjusted, “Series C Conversion Price”) of $1.50, subject to further adjustment in the event that the Company, subject to certain exemptions, disposes of or issues any Common Stock or securities convertible into, exercisable, or exchangeable for Common Stock for no consideration or for consideration less than the applicable Series C Conversion Price in effect immediately prior to such issuance.

The foregoing description of the Private Placement and the securities issued in such financing are qualified in its entirety by reference to the applicable agreements and the amendments thereto, furnished as exhibits to our Current Reports on Form 8-K relating to the Private Placement filed with the SEC on December 7, 2021, December 10, 2021 and December 20, 2021 and the Amended and Restated Certificate of Designation of the Series C Preferred Stock (the “Certificate of Designation”).

Company Information

Creek Road Miners, Inc. (formerly known as Wizard Brands, Inc., Wizard Entertainment, Inc., Wizard World, Inc., and GoEnergy, Inc.) was incorporated in Delaware on May 2, 2001. Prior to Cryptocurrency mining operations that began in October 2021, the Company produced live and virtual pop culture conventions and events, and sold a gelatin machine and related consumables (known collectively as “legacy operations”). All legacy operations were discontinued during 2021. The Company operates an eCommerce site selling pop culture memorabilia and will evaluate whether to continue the eCommerce operations in 2022.

Our principal executive offices are located at 2700 Homestead Road, Park City, UT 84098, and our telephone number is 435-900-1949. Our website address is https://creekroadminers.com. The information on our website is not part of this prospectus. We have included our website address as an inactive textual reference and do not intend it to be an active link to our website.

Our directors and executive officers collectively beneficially own approximately 90% of our outstanding common stock.

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THE OFFERING

Shares Offered

12,721,659 shares of Common Stock, consisting of (i) 3,501,872 shares of Common Stock issuable upon the exercise of the Warrants issued in the Private Placement, (ii) 5,836,453 shares of Common Stock issuable upon conversion of the Series C Preferred Stock issued in the Private Placement, (iii) 2,716,667 shares of Common Stock issuable upon the exercise of certain other warrants and (iv) and 666,667 shares of Common Stock held by certain of the selling shareholders.

No shares are being offered by any of our directors or executive officers pursuant to this registration statement.

Shares of Common Stock Outstanding prior to this Offering	12,205,386 shares of Common Stock.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of the Warrants if the holders do not exercise the Warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

The OTC Markets Ticker Symbol	CRKR

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 6 of this prospectus.

Unless otherwise indicated, the number of shares of Common Stock outstanding prior to and after this offering is based on 12,205,386 shares of Common Stock outstanding as of April 28, 2022, and excluded as of such date:

●	7,259,250 shares of Common Stock issuable upon exercise of outstanding options under our 2021 Incentive Stock and Award Plan, 2020 Incentive Stock and Award Plan, 2016 Incentive Compensation and Award Plan and 2011 Incentive Compensation and Award Plan at a weighted exercise price of $2.56;
●	An aggregate of 3,000,000 shares of Common Stock reserved for potential future issuance pursuant to our 2021 Incentive Stock and Award Plan;
●	12,527,886 shares of Common Stock reserved for potential future issuance pursuant to conversion of our Series A Preferred Stock;
●	1,008,000 shares of Common Stock reserved for potential future issuance pursuant to conversion of our Series B Preferred Stock;
●	5,836,453 shares of Common Stock reserved for potential future issuance pursuant to conversion of our Series C Preferred Stock;
●	28,535,429 shares of Common Stock reserved for potential future issuance pursuant to conversion of the $4,993,700 convertible debentures;
●	23,360,926 shares of Common Stock issuable upon the exercise of common stock warrants outstanding at a weighted exercise price of $0.71; and
●	7,200,000 shares of Common Stock issuable upon the exercise of 10,000 Series B Preferred Stock warrants outstanding at a weighted exercise price of $1.389.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above and gives retroactive effect to the 1-for-20 reverse stock split effected on January 23, 2020.

Recent Developments

On March 29, 2022, the Company offered 16 warrant holders replacement warrants with an exercise price of $1.50 per common share, in exchange for any warrants exercised at such time at the exercise price of $1.50 per share of Common Stock. The issuance of replacement warrants has the effect of resetting the conversion price of all outstanding shares of preferred stock to $1.50 per share of Common Stock and resetting the exercise price of all outstanding warrants to $1.50 per share of Common Stock in instances where the existing conversion and exercise prices are above $1.50. In connection with the offering, warrants to purchase 600,000 shares of Common Stock were exercised by one warrant holder and replacement warrants to purchase 600,000 shares of Common Stock were issued, resulting in $900,000 in cash proceeds to the Company. Dilution to equity due to the reduction in conversion and exercise prices is equivalent to the Company issuing 2,334,581 common shares.

On April 4, 2022, an investor converted 500 shares of Series B Preferred Stock with a stated value of $1,080 per share into 372,928 shares of Common Stock at a conversion price of $1.448. On April 20, 2022, the same investor converted an additional 440 shares of Series B Preferred Stock into 380,769 shares of Common Stock at a conversion price of $1.248.

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RISK FACTORS

An investment in our securities involves a high degree of risk, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 10-K on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factor, which supplements or augments the risk factors set forth in our Annual Report on Form 10-K. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Company

We have historically incurred significant losses, and may be unable to maintain profitability. If we continue to incur significant losses, we may have to curtail our operations, which may prevent us from successfully operating and expanding our business.

Historically, we have relied upon cash from financing activities to fund substantially all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flow. Based on unaudited financial results, we estimate that for the year ended December 31, 2021 we incurred a net loss of $17,270,703, as compared to a net loss of $1,940,401 for the year ended December 31, 2020. . Based on unaudited financial results, we estimate that we had stockholders’ equity of $4,205,435 as of December 31, 2021, and an accumulated deficit of approximately $6,845,000 as of December 31, 2020. We cannot predict if we will be profitable. We may continue to incur losses for an indeterminate period of time and may be unable to sustain profitability. An extended period of losses and negative cash flow may prevent us from successfully operating and expanding our business. We may be unable to sustain or increase our profitability on a quarterly or annual basis.

We may require significant additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

We may not have sufficient capital to fund our future operations without significant additional capital investments. If adequate additional financing is not available on reasonable terms or at all, we may not be able to carry out our corporate strategy and we would be forced to modify our business plans (e.g., limit our growth, and/or decrease or eliminate capital expenditures), any of which may adversely affect our financial condition, results of operations and cash flow. Such reduction could materially adversely affect our business and our ability to compete.

We may need to undertake equity, equity-linked or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and respond to business challenges could be significantly impaired, and our business may be adversely affected.

Our capital needs will depend on numerous factors, including, without limitation, our profitability, and the amount of our capital expenditures, including acquisitions. Moreover, the costs involved may exceed those originally contemplated. Failure to obtain intended economic benefits could adversely affect our business, financial condition and operating performances.

The cost of obtaining new cryptocurrency mining equipment is capital intensive, and may increase.

The cost of obtaining new cryptocurrency mining equipment is capital intensive, and may increase in the future. If we are unable to obtain adequate numbers of new and replacement miners at scale, we may not be able to mine cryptocurrency as efficiently or in similar amounts as our competition and, as a result, our business and financial results could suffer. The price of new miners may be linked to the market price of Bitcoin and other cryptocurrencies, and, our costs of obtaining new and replacement miners may increase, which may have a material and adverse effect on our financial condition and results of operations.

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Our reliance on a third-party mining pool service provider for our mining revenue payouts may have a negative impact on our operations.

We receive cryptocurrency mining rewards from our mining activity through a third-party mining pool operator. Mining pools allow miners to combine their processing power, increasing their chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to our contribution to the pool’s overall mining power, used to generate each block. Should the pool operator’s system suffer downtime due to a cyber-attack, software malfunction or other similar issues, it will negatively impact our ability to mine and receive revenue. Furthermore, we are dependent on the accuracy of the mining pool operator’s record keeping to accurately record the total processing power provided to the pool for a given Bitcoin mining application in order to assess the proportion of that total processing power we provided. If we are unable to consistently obtain accurate proportionate rewards from our mining pool operators, we may experience reduced reward for our efforts, which would have an adverse effect on our business and operations.

Bitcoin is subject to halving; and will halve several times in the future and Bitcoin value may not adjust to compensate us for the reduction in the rewards we receive from our mining efforts.

The primary currency for which we mine, Bitcoin, is subject to “halving,” which is the process by which the cryptocurrency reward for solving a block is cut in half. While Bitcoin prices have had a history of price fluctuations around the halving of their respective cryptocurrency rewards, there is no guarantee that the price change will be favorable or would compensate for the reduction in mining reward. We plan to keep our operating costs low by, among other means, acquiring our own energy-producing assets and more efficient mining machines, but there can be no assurance that the price of Bitcoin will sufficiently increase upon the next halving to justify the increasingly high costs of mining for Bitcoin. If a corresponding and proportionate increase in the trading price of these cryptocurrencies does not follow these anticipated halving events, the revenue we earn from our mining operations would see a corresponding decrease, which would have a material adverse effect on our business and operations.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues. Our failure to manage growth can cause a disruption of our operations that may result in the failure to generate revenues at levels we expect.

In order to maximize potential growth, we may have to expand our operations. Such expansion will place a significant strain on our management and our operations. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

Our mining operating costs could outpace our mining revenues, which could materially impact our business.

Our mining operations expenses may increase in the future, and may not be offset by a corresponding increase in revenue. Our expenses may be greater than we anticipate, and our investments to make our business more efficient may not succeed and may outpace monetization efforts. Increases in our costs without a corresponding increase in our revenue would increase our losses and could have a material adverse effect on our business, results of operations and financial condition.

Insiders have substantial control over the Company, and they could delay or prevent a change in our corporate control even if our other stockholders want it to occur.

As of the date of this filing, our executive officers, and directors, collectively beneficially own approximately 90% of our outstanding shares of Common Stock. These stockholders are able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with our Company even if our other stockholders want it to occur. This may also limit your ability to influence the Company in other ways.

We rely on a small number of cryptocurrency mining equipment suppliers, and the loss of any supplier might significantly reduce our revenue and adversely affect our results of operations.

We rely on a small number of cryptocurrency mining equipment suppliers, which is essential to our cryptocurrency mining revenue. The loss of any or all of these suppliers would significantly reduce our revenue, which would have a material adverse effect on our results of operations. We can provide no assurance that these suppliers will continue to supply us cryptocurrency mining equipment in the future.

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We are exposed to credit risk on our prepayments to cryptocurrency mining equipment suppliers. This risk is heightened during periods when economic conditions worsen.

We have made prepayments to suppliers of cryptocurrency mining equipment, and there can be no assurance that we will effectively limit our credit risk and avoid losses, which could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to secure adequate insurance, or any insurance at all, on our cryptocurrency mining equipment that are subject to physical and environmental damage.

Our miners and mobile data centers are located in areas where we may not be able to secure adequate insurance, or any insurance at all. Our miners and mobile data centers are subject to physical and environmental damage and any damage, including a complete loss, if it occurs without being adequately insured, or insured at all, could have a material adverse effect on our business, results of operations and financial condition.

Additionally, although we seek to control our insurance risk and costs, the premiums we pay to obtain insurance coverage have increased over time and are likely to continue to increase in the future. These increases in insurance premiums can occur unexpectedly and without regard to our efforts to limit them, and, because of these rising costs, we may not be able to obtain similar levels of insurance coverage on reasonable terms, or at all. If this occurs, we may choose or be forced to self-insure our assets, which could expose us to significant financial risk due to the high cost of new miners. If insurance costs become unacceptably high and we elect to self-insure, and we experience a significant casualty event resulting in the loss of some or all of our miners, we could be forced to expend significant capital resources to acquire new miners to replace those we lose.

Furthermore, if such casualty loss of our miners is not adequately covered by insurance and we do not have access to sufficient capital resources to acquire replacement miners, we may not be able to compete in our rapidly evolving and highly competitive industry, which could materially and adversely affect our financial condition and results of operations, and our business could suffer.

We may lose our private key to our digital wallet, causing a loss of all of our digital assets.

Digital assets, such as cryptocurrencies, are stored in a so-called “digital wallet”, which may be accessed to exchange a holder’s digital assets, and is controllable by the processor of both the public key and the private key relating to this digital wallet in which the digital assets are held, both of which are unique. We will publish the public key relating to digital wallets in use when we verify the receipt of transfers and disseminate such information into the network, but we will need to safeguard the private keys relating to such digital wallets, which are stored in the possession of certain of our officers. If the private key is lost, destroyed, or otherwise compromised, we may be unable to access our cryptocurrencies held in the related digital wallet which will essentially be lost. If the private key is acquired by a third party, then this third party may be able to gain access to our cryptocurrencies. Any loss of private keys relating to digital wallets used to store our cryptocurrencies could have a material adverse effect on our ability to continue as a going concern or could have a material adverse effect on our business, prospects, financial condition, and operating results.

The storage and custody of our Bitcoin assets and any other cryptocurrencies that we may potentially acquire or hold in the future are subject to cybersecurity breaches and adverse software events.

In addition to the risk of a private key loss to our digital wallet, see “—We may lose our private key to our digital wallet, destroying all of our digital assets,” the storage and custody of our digital assets could also be subject to cybersecurity breaches and adverse software events. In order to minimize risk, we plan to establish processes to manage wallets, or software programs where assets are held, that are associated with our cryptocurrency holdings.

A “hot wallet” refers to any cryptocurrency wallet that is connected to the Internet. Generally, hot wallets are easier to set up and access than wallets in “cold” storage, but they are also more susceptible to hackers and other technical vulnerabilities. “Cold storage” refers to any cryptocurrency wallet that is not connected to the Internet. Cold storage is generally more secure than hot storage, but is not ideal for quick or regular transactions and we may experience lag time in our ability to respond to market fluctuations in the price of our digital assets.

We plan to hold the majority of our cryptocurrencies in cold storage to reduce the risk of malfeasance; however we may also use third-party custodial wallets and, from time to time, we may use hot wallets or rely on other options that may develop in the future. If we use a custodial wallet, there can be no assurance that such services will be more secure than cold storage or other alternatives. Human error and the constantly evolving state of cybercrime and hacking techniques may render present security protocols and procedures ineffective in ways which we cannot predict.

Regardless of the storage method, the risk of damage to or loss of our digital assets cannot be wholly eliminated. If our security procedures and protocols are ineffective and our cryptocurrency assets are compromised by cybercriminals, we may not have adequate recourse to recover our losses stemming from such compromise. A security breach could also harm our reputation. A resulting perception that our measures do not adequately protect our digital assets could have a material adverse effect on our business, prospects, financial condition, and operating results.

We are subject to risks associated with our need for significant power for our miners. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations.

Our Bitcoin mining operations have required significant amounts of power, and, as we continue to expand, we anticipate our demand for power will continue to grow. If we are unable to continue to obtain sufficient power to operate our miners on a cost-effective basis, we may not realize the anticipated benefits of our significant capital investments in new miners. There may be significant competition for suitable mine locations, and government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations in times of electricity shortage, or may otherwise potentially restrict or prohibit the provision or electricity to mining operations. Additionally, our mining operations could be materially adversely affected by prolonged power outages. Our cryptocurrency mining operations require that our miners and mining equipment function without interruption. If we experience and any unplanned or prolonged outages that re not remediated in a timely manner, or at all, could disrupt our operations. Given the power requirement, it would not be feasible to run miners on back-up power generators in the event of a government restriction on electricity or a power outage. If we are unable to receive adequate power supply and are forced to reduce our operations due to the availability or cost of electrical power, it could have a material adverse effect on our business, results of operations and financial condition.

Interruptions to our internet access could disrupt our operations, which could adversely affect our business and results of operations.

Our cryptocurrency mining operations require access to high-speed internet to be successful. If we lose internet access for a prolonged period, we may be required to reduce our operations or cease them altogether. If this occurs, it could have a material adverse effect on our business, results of operations and financial condition.

Our reliance primarily on a single model of miner may subject our operations to increased risk.

We currently only use Bitmain Antminer type miners, if there are issues with those machines, such as a design flaw in the ASIC chips they employ, our entire system could be affected. Any system error or failure may significantly delay response times or even cause our system to fail. Any disruption in our ability to continue mining could result in lower yields and harm our reputation and business. Any exploitable weakness, flaw, or error common to Bitmain miners affects all our miners; therefore, if a defect or other flaw exists and is exploited, our entire mine could go offline simultaneously. Any interruption, delay or system failure could have a material adverse effect on our business, results of operations and financial condition.

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We may not be able to find suitable locations, or any locations at all, for our mobile data centers.

Our mobile data centers are located close to natural gas wellheads, and we may be forced to leave our current location, not be able to find suitable locations, or any locations at all, for our current and/or future mobile data centers. If this occurs it could have a material adverse effect on our business, results of operations and financial condition.

We depend on the services of a small number of key personnel, and may not be able to operate and grow our business effectively if we lose their services or are unable to attract qualified personnel in the future.

Our success depends in part upon the continued service of a small number of key personnel. They are critical to the overall management of our company, and our strategic direction. We rely heavily on them because they have substantial experience with our company and business strategies. Our ability to retain them is therefore very important to our future success. We have employment agreements with our key personnel, but these employment agreements do not ensure that they will not voluntarily terminate their employment with us. The loss of any key personnel would require the remaining key personnel to divert immediate attention to seeking a replacement. Competition for senior management personnel is intense, and our inability to find a suitable replacement for any departing key personnel in a timely basis could adversely affect our ability to operate and grow our business.

Our future success depends upon, in large part, our continuing ability to attract and retain qualified personnel.

Expansion of our business and operations may require additional managers and employees with industry experience, in which case our success will be dependent on our ability to attract and retain experienced management personnel and other employees. There can be no assurance that we will be able to attract or retain qualified personnel. Competition may also make it more difficult and expensive to attract, hire and retain qualified managers and employees. If we fail to attract, train and retain sufficient numbers of the qualified personnel, our prospects, business, financial condition and results of operations will be materially and adversely affected.

We rely on key contracts and business relationships, and if our current or future business partners or contracting counterparties fail to perform or terminate any of their contractual arrangements with us for any reason or cease operations, or should we fail to adequately identify key business relationships, our business could be disrupted and our reputation may be harmed.

If any of our business partners or contracting counterparties fails to perform or terminates their agreement(s) with us for any reason, or if our business partners or contracting counterparties with which we have short-term agreements refuse to extend or renew the agreement or enter into a similar agreement, our ability to carry on operations may be impaired. In addition, we depend on the continued operation of our long-term business partners and contracting counterparties and on maintaining good relations with them. If one of our long-term partners or counterparties is unable (including as a result of bankruptcy or a liquidation proceeding) or unwilling to continue operating in the line of business that is the subject of our contract, we may not be able to obtain similar relationships and agreements on terms acceptable to us or at all. If a partner or counterparty fails to perform or terminates any of the agreements with us or discontinues operations, and we are unable to obtain similar relationships or agreements, such events could have an adverse effect on our operating results and financial condition.

Breaches of our data systems or unintended disclosure of data could result in large expenditures to repair or replace such systems, to remedy any security breaches and to protect us from similar events in the future.

Our infrastructure may be vulnerable to physical or electronic break-ins, computer viruses, or similar disruptive problems. In addition to shutdowns, our systems are subject to risks caused by misappropriation, misuse, leakage, falsification and accidental release or loss of information. Disruptions or security compromises of our systems could result in large expenditures to repair or replace such systems, to remedy any security breaches and protect us from similar events in the future. We also could be exposed to negligence claims or other legal proceedings, and we could incur significant legal expenses and our management’s attention may be diverted from our operations in defending ourselves against and resolving lawsuits or claims. In addition, if we were to suffer damage to our reputation as a result of any system failure or security compromise, it could have a material adverse effect on our business, results of operations and financial condition.

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We are exposed to risks associated with PCI compliance.

The PCI Data Security Standard (“PCI DSS”) is a specific set of comprehensive security standards required by credit card brands for enhancing payment account data security, including but not limited to requirements for security management, policies, procedures, network architecture, and software design. PCI DSS compliance is required in order to maintain credit card processing services. Compliance does not guarantee a completely secure environment and notwithstanding the results of this assessment there can be no assurance that payment card brands will not request further compliance assessments or set forth additional requirements to maintain access to credit card processing services. Compliance is an ongoing effort and the requirements evolve as new threats are identified. In the event that we were to lose PCI DSS compliance status (or fail to renew compliance under a future version of the PCI DSS), we could be exposed to increased operating costs, fines and penalties and, in extreme circumstances, may have our credit card processing privileges revoked, which would have a material adverse effect on our business.

Our failure to comply with the terms contained in our loan agreements could result in an event of default that could adversely affect our financial condition and ability to operate our business as planned.

Our failure to comply with terms contained in our loan agreements in the future may adversely affect our ability to operate our business and we may not be able to continue operations as planned, implement our planned growth strategy, or react to opportunities for, or downturns in, our business.

Government regulations related to the Internet could increase our cost of doing business, affect our ability to grow or may otherwise negatively affect our business.

Governmental agencies and federal and state legislatures have adopted, and may continue to adopt, new laws and regulatory practices in response to the increasing use of the Internet and other online services. These new laws may be related to issues such as online privacy and data protection requirements, copyrights, trademarks and service mark, sales taxes, fair business practices, domain name ownership, and the requirement that our operating units register to do business as foreign entities or otherwise be licensed to do business in jurisdictions where they have no physical location or other presence. In addition, these new laws, regulations or interpretations relating to doing business through the Internet could increase our costs materially and adversely affect our revenue and results of operations.

Regulatory changes or actions may restrict the use of cryptocurrencies in a manner that adversely affects an investment in us.

As cryptocurrencies have grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the CFTC, the Commission, FinCEN and the Federal Bureau of Investigation) have begun to examine cryptocurrencies. On March 9, 2022 President Biden signed an executive order on cryptocurrencies. While the executive order did not mandate any specific regulations, it instructs various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. Central Bank digital currency. Future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability.

Digital assets currently face an uncertain regulatory landscape in not only the United States but also in such foreign jurisdictions as the European Union and China. While certain governments such as Germany, have issued guidance as to how to treat cryptocurrencies, most regulatory bodies have not issued specific policy determinations.

Future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability, but such change could be substantial and adverse to us and could adversely affect an investment in us.

Unfavorable general economic conditions in the United States, Europe, Asia, or in other major markets could negatively impact our financial performance.

Unfavorable general economic conditions, such as a recession or economic slowdown in the United States, Europe, Asia, or in one or more of our other major markets, could negatively affect demand for our services and our results of operations. Under difficult economic conditions, businesses may seek to reduce spending on our services, or shift away from our services to in-house alternatives.

We encounter competition in our business, and any failure to compete effectively could adversely affect our results of operations.

We anticipate that our competitors will continue to expand and aggressive expansion of our competitors or the entrance of new competitors into our markets could have a material adverse effect on our business, results of operations and financial condition.

Acquisitions, joint ventures or similar strategic relationships may disrupt or otherwise have a material adverse effect on our business and financial results.

As part of our strategy, we may explore strategic acquisitions and combinations, or enter into joint ventures or similar strategic relationships. These transactions are subject to the following risks:

●	Acquisitions, joint ventures or similar relationships may cause a disruption in our ongoing business, distract our management and make it difficult to maintain our standards, controls and procedures;
●	We may not be able to integrate successfully the services, products, and personnel of any such transaction into our operations;
●	We may not derive the revenue improvements, cost savings and other intended benefits of any such transaction; and
●	There may be risks, exposures and liabilities of acquired entities or other third parties with whom we undertake a transaction, that may arise from such third parties’ activities prior to undertaking a transaction with us.

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Acquisitions may result in significant impairment charges and may operate at losses. We can provide no assurance that future acquisitions, joint ventures or strategic relationships will be accretive to our business overall or will result in profitable operations.

The COVID-19 pandemic could negatively impact our future operations and results.

We are subject to risks and uncertainties as a result of the COVID-19 pandemic. The extent of the impact of the COVID-19 pandemic on our business is highly uncertain and difficult to predict, as the responses that we, other businesses and governments are taking continue to evolve. Furthermore, capital markets and economies worldwide have also been negatively impacted by the COVID-19 pandemic, and it is possible that it could cause a local and/or global economic recession. Policymakers around the globe have responded with fiscal policy actions to support the healthcare industry and economy as a whole. The magnitude and overall effectiveness of these actions remain uncertain.

The severity of the impact of the COVID-19 pandemic on our business will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic and the extent and severity of the impact on our service providers and suppliers, all of which are uncertain and cannot be predicted. As of the date of issuance of our financial statements, the extent to which the COVID-19 pandemic may in the future materially impact our financial condition, liquidity or results of operations is uncertain.

Our Certificate of Incorporation provides for indemnification of officers and directors at our expense and limits their liability, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Certificate of Incorporation and applicable Delaware law provide for the indemnification of our directors and officers against attorney’s fees and other expenses incurred by them in any action to which they become a party arising from their association with or activities on our behalf. This indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”), and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares if such a market ever develops.

The timing of commencement of crypto mining operations may result in liability in connection with any sales of Common Stock by our shareholder pursuant to our resale registration statement.

We filed a registration statement on Form S-1 relating to the resale of certain shares of our Common Stock by the unaffiliated selling shareholders named therein. The registration statement was declared effective on October 4, 2021. On October 25, 2021, we initiated crypto mining operations, which we disclosed in our Form 10-Q filed on November 15, 2021. If any shares of Common Stock were sold by selling shareholders during the period between when we began our mining operations and the date of our Form 10-Q, there can be no assurances that a purchaser of such securities may allege that commencing our crypto mining operations should have been disclosed and incorporated by reference into such resale registration statements prior to such sales.  There can be no assurance that a shareholder claim may not be initiated or that we may not held liable pursuant to such claim.

Risks Relating to Ownership of Our Common Stock

The beneficial ownership by Mr. Paul Kessler, Executive Chairman of the Board, of our Common Stock and other convertible securities, will likely limit your ability to influence corporate matters.

Mr. Paul Kessler, Executive Chairman of the Board, is the beneficial owner of a substantial amount of the issued and outstanding shares of the Company’s Common Stock, Series A Convertible Preferred Stock, stock options and warrants, and a convertible debenture. and beneficially owns approximately 81.8% of the shares of our Common Stock. As a result, Mr. Kessler has significant influence over most matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions, even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our Company that other stockholders may view as beneficial.

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The sale of a substantial amount of our shares of Common Stock, including the resale of the shares issuable upon the exercise of the Warrants and conversion of the shares of Series C Preferred Stock held by the selling stockholders in the public market could adversely affect the prevailing market price of the Common Stock and have a substantial dilutive effect on our existing stockholders.

We are registering for resale 12,721,659 shares of Common Stock, consisting of (i) 5,836,453 shares of Common Stock issuable upon the conversion of the Series C Preferred Stock, (ii) up to 3,501,872 shares of Common Stock issuable upon exercise of the Warrants and (iii) 2,716,667 shares of Common Stock issuable upon the exercise of certain other warrants and (iv) and 666,667 shares of Common Stock held by certain of the selling shareholders. 9,338,325 shares of Common Stock remain issuable under the Series C Preferred Stock and the Warrants. Sales of substantial amounts of shares of Common Stock in the public market, including by the selling stockholders, or the perception that such sales might occur, could adversely affect the market price of our Common Stock, and the market value of our other securities. We cannot predict if and when the selling stockholders will sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities convertible into shares of Common Stock. Any such issuance, the conversion of the outstanding shares of Series C Preferred Stock and the exercise of the Warrants into shares of Common Stock could result in substantial dilution to our existing stockholders and could cause our stock price to decline. The following hypothetical scenario describes a potential issuance of Common Stock to the selling stockholders, without giving effect to the beneficial ownership limitations of a holder of Series C Preferred Stock as provided in the Certificate of Designation.

Assuming a conversion date in 2022 and based on the Series C Conversion Price of $1.50, we will be required to issue up to 9,338,325 shares of Common Stock in the aggregate if the selling stockholders elect to convert all of the outstanding shares of Series C Preferred Stock and elect to exercise the Warrants in full. Assuming a future market price of $3.00 per share of Common Stock, the selling stockholders will hold Common Stock with an aggregate value of approximately $28.0 million. Therefore, the selling stockholders could realize an aggregate gross profit of $14.8 million, based on an initial investment of $7.9 million by the selling stockholders in the Private Placement and $5.3 million payable to us by the selling stockholders upon exercise of the Warrants in full.

Finally, in regards to the Common Stock and the Warrants issued pursuant to the Private Placement, if, at any time prior to date on which the Common Stock is traded on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the Company sells or otherwise disposes of or issues Common Stock or Common Stock Equivalent at an effective price per share less than $1.50, then the Series 2 Exercise Price shall be reduced to equal such lower price. In addition, if the Company issues or grants the right to purchase shares of Common Stock or Common Stock Equivalents at an effective price per share less than $1.50, then the Series C Conversion Price and the Series 1 Exercise Price shall be reduced to equal such lower price.

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our common shares outstanding. We may also have to issue securities that may have rights, preferences and privileges senior to our Common Stock.

Our Common Stock is quoted on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.

Our Common Stock is quoted on the OTCQB. The quotation of our shares on the OTCQB may result in a less liquid market available for existing and potential stockholders to trade shares of our Common Stock, could depress the trading price of our Common Stock and could have a long-term adverse impact on our ability to raise capital in the future.

There is limited liquidity on the OTCQB, which enhances the volatile nature of our equity.

When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our Common Stock, there may be a lower likelihood that orders for shares of our Common Stock will be executed, and current prices may differ significantly from the price that was quoted at the time of entry of the order.

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Our stock price is likely to be highly volatile because of our limited public float.

The market price of our Common Stock is likely to be highly volatile because there has been a relatively thin trading market for our stock, which causes trades of small blocks of stock to have a significant impact on our stock price. You may not be able to resell shares of our Common Stock following periods of volatility because of the market’s adverse reaction to volatility. Other factors that could cause such volatility may include, among other things: actual or anticipated fluctuations in our operating results; the absence of securities analysts covering us and distributing research and recommendations about us; overall stock market fluctuations; economic conditions generally; announcements concerning our business or those of our competitors; our ability to raise capital when we require it, and to raise such capital on favorable terms; conditions or trends in the industry; litigation; changes in market valuations of other similar companies; announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships or joint ventures; future sales of Common Stock; actions initiated by the SEC or other regulatory bodies; and general market conditions. Any of these factors could have a significant and adverse impact on the market price of our Common Stock. These broad market fluctuations may adversely affect the trading price of our Common Stock.

Our Common Stock may be subject to significant price volatility which may have an adverse effect on your ability to liquidate your investment in our Common Stock.

The market for our Common Stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, our common shares may be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of meaningful profits to date and uncertainty of future profits. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

Our stock is thinly traded, so an investor may be unable to sell at or near ask prices or at all.

The shares of our Common Stock are traded on the OTCQB and are thinly traded, meaning that the number of persons interested in purchasing our Common Stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a smaller reporting company that is relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community who generate or influence sales volume. Even in the event that we come to the attention of such persons, they would likely be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, our stock price may not reflect an actual or perceived value. Also, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as is currently the case, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broader or more active public trading market for our common shares may not develop or if developed, may not be sustained. Due to these conditions, you may not be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

Currently, there is a limited public market for our securities, and there can be no assurances that any public market will ever develop and, even if developed, it is likely to be subject to significant price fluctuations.

We have a trading symbol for our Common Stock, namely ‘CRKR’. However, our stock has been thinly traded, if at all. Consequently, there can be no assurances as to whether:

●	any market for our shares will develop;
●	the prices at which our Common Stock will trade; or
●	the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

Until our Common Stock is fully distributed and an orderly market develops in our Common Stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our Common Stock, developments affecting our business, including the impact of the factors referred to elsewhere in these risk factors, investor perception of our Company and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our Common Stock.

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We cannot predict the extent to which an active public trading market for our Common Stock will develop or be sustained. If an active public trading market does not develop or cannot be sustained, you may be unable to liquidate your investment in our Common Stock.

We cannot predict the extent to which an active public market for our Common Stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares of Common Stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that an active public trading market for our Common Stock will develop or be sustained. If such a market cannot be sustained, you may be unable to liquidate your investment in our Common Stock.

Other factors which could cause volatility in the market price of our Common Stock include, but are not limited to:

●	actual or anticipated fluctuations in our financial condition and operating results or those of companies perceived to be similar to us;
●	actual or anticipated changes in our growth rate relative to our competitors;
●	commercial success and market acceptance of blockchain, Bitcoin and other cryptocurrencies;
●	actions by our competitors, such as new business initiatives, acquisitions and divestitures;
●	strategic transactions undertaken by us;
●	integration of new businesses and opportunities into our existing business;
●	implementation of new technologies in the industry;
●	additions or departures of key personnel;
●	prevailing economic conditions;
●	sales of our Common Stock by our officers, directors or significant stockholders;
●	other actions taken by our stockholders;
●	future sales or issuances of equity or debt securities by us;
●	business disruptions caused by earthquakes, tornadoes or other natural disasters;
●	legal proceedings involving our company, our industry or both;
●	changes in market valuations of companies similar to ours;
●	the prospects of the industry in which we operate;
●	other risks, uncertainties and factors described in this Annual Report on Form 10-K.

We are subject to the “penny stock rules” which will make our securities more difficult to sell.

We are subject to the SEC’s “penny stock” rules because our securities sell below $5.00 per share. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

Furthermore, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our securities. As long as our securities are subject to the penny stock rules, the holders of such securities will find it more difficult to sell their securities.

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We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on your investment may be limited to increases in the market price of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends on our Common Stock in the foreseeable future. The payment of dividends on our Common Stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment might only occur if the market price of our Common Stock appreciates.

Our board of directors has broad discretion to issue additional securities.

We are entitled under our certificate of incorporation to issue up to 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, although these amounts may change in the future subject to stockholder approval. Shares of our preferred stock provide our board of directors’ broad authority to determine voting, dividend, conversion, and other rights. Any additional stock issuances could be made at a price that reflects a discount or premium to the then-current market price of our Common Stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our Common Stock. Our board may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our stockholders. Any preferred shares we may issue could have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. We may also issue additional securities to our directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock incentive plans. The issuance of additional securities may cause substantial dilution to our stockholders.

The exercise of outstanding options and warrants to purchase our Common Stock could substantially dilute your investment.

Under the terms of our outstanding options and warrants to purchase our Common Stock issued to employees and others, the holders are given an opportunity to profit from a rise in the market price of our Common Stock that, upon the exercise of the options and/or warrants, could result in dilution in the interests of our other stockholders.

The market price of our Common Stock and the value of your investment could substantially decline if our warrants or options are exercised and our Common Stock is issued and resold into the market, or if a perception exists that a substantial number of shares will be issued upon exercise of our warrants and option and then resold into the market.

If the exercise prices of our warrants or options are lower than the price at which you made your investment, immediate dilution of the value of your investment will occur. In addition, sales of a substantial number of shares of Common Stock issued upon exercise of our warrants and options, or even the perception that such sales could occur, could adversely affect the market price of our Common Stock. You could, therefore, experience a substantial decline in the value of your investment as a result of both the actual and potential exercise of our warrants or options.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could result in a restatement of our financial statements, cause investors to lose confidence in our financial statements and our company and have a material adverse effect on our business and stock price.

We produce our financial statements in accordance with accounting principles generally accepted in the United States, or GAAP. Effective internal controls are necessary for us to provide reliable financial reports to help mitigate the risk of fraud and to operate successfully as a publicly traded company. As a public company, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404. Further, Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting.

Testing and maintaining internal controls can divert our management’s attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in our reported financial information and our company, which could result in a decline in the market price of our Common Stock, and cause us to fail to meet our reporting obligations in the future, which in turn could impact our ability to raise additional financing if needed in the future.

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Risks Related to the Price of Bitcoin

The trading price of shares of our Common Stock has appeared at times to have a correlation with the trading price of Bitcoin, which may be subject to pricing risks, including “bubble” type risks, and has historically been subject to wide swings.

Recently, the trading price of our Common Stock has appeared to have a correlation with the trading price of Bitcoin. Specifically, we have experienced adverse effects on our stock price when the value of Bitcoin has fallen, and we may experience similar outcomes if our stock price tracks the general status of that cryptocurrency. Furthermore, if the market for Bitcoin company stocks or the stock market in general experiences a loss of investor confidence, the trading price of our stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our Common Stock could be subject to arbitrary pricing factors that are not necessarily associated with traditional factors that influence stock prices or the value of non-cryptocurrency assets such as revenue, cash flows, profitability, growth prospects or business activity levels since the value and price, as determined by the investing public, may be influenced by future anticipated adoption or appreciation in value of cryptocurrencies or blockchains generally, factors over which we have little or no influence or control.

We may face risks of Internet disruptions, which could have an adverse effect on the price of cryptocurrencies.

A disruption of the Internet may affect the use of cryptocurrencies and subsequently the value of our securities. Generally, cryptocurrencies and our business of mining cryptocurrencies is dependent upon the Internet. A significant disruption in Internet connectivity could disrupt a currency’s network operations until the disruption is resolved and have an adverse effect on the price of cryptocurrencies and our ability to mine cryptocurrencies.

The impact of geopolitical and economic events on the supply and demand for cryptocurrencies is uncertain.

Geopolitical crises may motivate large-scale purchases of Bitcoin and other cryptocurrencies, which could increase the price of Bitcoin and other cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior dissipates, adversely affecting the value of our inventory following such downward adjustment. Such risks are similar to the risks of purchasing commodities in general uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturn may discourage investment in cryptocurrencies as investors focus their investment on less volatile asset classes as a means of hedging their investment risk.

Acceptance and/or widespread use of cryptocurrency is uncertain.

There is a relatively limited use of any cryptocurrency in the retail and commercial marketplace, thus contributing to price volatility that could adversely affect an investment in our securities. Banks and other established financial institutions may refuse to process funds for cryptocurrency transactions, process wire transfers to or from cryptocurrency exchanges, cryptocurrency-related companies or service providers, or maintain accounts for persons or entities transacting in cryptocurrency. The relative lack of acceptance of cryptocurrencies in the retail and commercial marketplace, or a reduction of such use, limits the ability of end users to use them to pay for goods and services. Such lack of acceptance or decline in acceptance could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of Bitcoin or any other cryptocurrencies we mine or otherwise acquire or hold for our own account.

The markets for Bitcoin may be under-regulated and, as a result, the market price of Bitcoin may be subject to significant volatility or manipulation, which could decrease consumer confidence in cryptocurrencies and have a materially adverse effect on our business and results of operations.

Cryptocurrencies that are represented and trade on a ledger-based platform and those who hold them may not enjoy the same benefits as traditional securities available on trading markets and their investors. Stock exchanges have listing requirements and vet issuers, requiring them to be subjected to rigorous listing standards and rules, and monitor investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies. The more lax a distributed ledger platform is about vetting issuers of cryptocurrency assets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of the ledger due to a control event. We believe that Bitcoin is not a security under federal and state law.

Bitcoin and other cryptocurrency market prices have historically been volatile, are impacted by a variety of factors, and are determined primarily using data from various exchanges, over-the-counter markets and derivative platforms. Furthermore, such prices may be subject to factors such as those that impact commodities, more so than business activities, which could be subjected to additional influence from fraudulent or illegitimate actors, real or perceived scarcity, and political, economic, regulatory or other conditions. Pricing may be the result of, and may continue to result in, speculation regarding future appreciation in the value of cryptocurrencies, or our share price, making their market prices more volatile or creating “bubble” type risks for both Bitcoin and shares of our Common Stock.

These factors may inhibit consumer trust in and market acceptance of cryptocurrencies as a means of exchange which could have a material adverse effect on our business, prospects, or operations and potentially the value of any Bitcoin or other cryptocurrencies we mine or otherwise acquire.

It may be illegal now, or in the future, to acquire, own, hold, sell or use Bitcoin, ether, or other cryptocurrencies, participate in blockchains or utilize similar cryptocurrency assets in one or more countries, the ruling of which would adversely affect us.

Although currently cryptocurrencies generally are not regulated or are lightly regulated in most countries, several countries continue taking regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these cryptocurrency assets or to exchange for fiat currency. Such restrictions may adversely affect us as the large-scale use of cryptocurrencies as a means of exchange is presently confined to certain regions globally. Such circumstances could have a material adverse effect on us, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and thus harm investors.

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Bitcoin has forked multiple times and additional forks may occur in the future which may affect the value of Bitcoin we hold or mine.

To the extent that a significant majority of users and mining companies on a cryptocurrency network install software that changes the cryptocurrency network or properties of a cryptocurrency, including the irreversibility of transactions and limitations on the mining of new cryptocurrency, the cryptocurrency network would be subject to new protocols and software. However, if less than a significant majority of users and mining companies on the cryptocurrency network consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” of the network, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two versions of the cryptocurrency running in parallel yet lacking interchangeability and necessitating exchange-type transaction to convert currencies between the two forks. Additionally, it may be unclear following a fork which fork represents the original cryptocurrency and which is the new cryptocurrency. Different metrics adopted by industry participants to determine which is the original asset include: referring to the wishes of the core developers of a cryptocurrency, blockchains with the greatest amount of hashing power contributed by miners or validators; or blockchains with the longest chain. A fork in the network of a particular cryptocurrency could adversely affect an investment in our securities or our ability to operate.

Since August 1, 2017, Bitcoin’s blockchain was forked multiple times creating alternative versions of the cryptocurrency such as Bitcoin Cash, Bitcoin Gold and Bitcoin SV. The forks resulted in a new blockchain being created with a shared history, and a new path forward. The value of the newly created versions including Bitcoin Cash, Bitcoin Gold and Bitcoin SV may or may not have value in the long run and may affect the price of Bitcoin if interest is shifted away from Bitcoin to the newly created cryptocurrencies. The value of Bitcoin after the creation of a fork is subject to many factors including the value of the fork product, market reaction to the creation of the fork product, and the occurrence of forks in the future. As such, the value of Bitcoin could be materially reduced if existing and future forks have a negative effect on Bitcoin’s value.

We may not receive the benefits of any “airdrops.”

Airdrops occur when the promoters of a new digital asset provide to the holders of a different digital asset the opportunity to claim promotional amounts of the new digital asset for free in the hopes that such new digital asset will gain traction in the market. Airdrops are common on the Ethereum network, but have also occurred (and may continue to occur) on the Bitcoin network. We may not be able to realize the economic benefit (if any) of an airdrop, either immediately or ever, for various reasons. For instance, we may not have any systems in place to monitor or participate in airdrops. Therefore, we may not receive any new digital assets created as a result of an airdrop, thus losing any potential value from such digital assets. In addition, a risk exists that widespread adoption of a new, airdropped digital asset may erode demand for Bitcoin, which could have an adverse effect on our results of operations.

Incorrect or fraudulent cryptocurrency transactions may be irreversible.

Cryptocurrency transactions are irrevocable and stolen or incorrectly transferred cryptocurrencies may be irretrievable. As a result, any incorrectly executed or fraudulent cryptocurrency transactions could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations of and potentially the value of any Bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

Cryptocurrencies, including those maintained by or for us, may be exposed to cybersecurity threats and hacks.

Flaws in cryptocurrency codes may be exposed by malicious actors. Several errors and defects have been found previously, including those that disabled some functionality for users and exposed users’ information. Exploitations of flaws in the source code that allow malicious actors to take or create money have previously occurred. Our devices, as well as our miners, computer systems and those of third parties that we use in our operations, are vulnerable to cyber security risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with our miners and computer systems or those of third parties that we use in our operations. Such events could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the documents that are incorporated by reference, contain “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”)). Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “would” or the negative of these words and similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our Common Stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement.

Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus, in our Annual Report on Form 10-K or any of our other filings with the SEC that is incorporated by reference herein. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

●	the availability and adequacy of cash flow to meet our requirements;
●	changes in our business and growth strategy, including our ability to successfully operate and expand our cryptocurrency mining activities;
●	changes or developments in laws, regulations or taxes in the cryptocurrency mining industry;
●	actions taken or not taken by third-parties, including our contractors and competitors; and
●	the availability of additional capital;

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. You should read this prospectus and the documents that we reference herein and have filed as exhibits to the Annual Report on Form 10-K, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date hereof. Because the risk factors referred to in this prospectus, in our Annual Report on Form 10-K or any of our other filings with the SEC, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. All net proceeds from the sale of the shares of Commons Stock covered by this prospectus will go to the selling stockholders. We expect that the selling stockholders will sell their shares of Common Stock as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Warrants and issuance of the warrant shares to the extent that the Warrants are exercised for cash. The Warrants, however, are exercisable on a cashless basis only under certain circumstances. If the Warrants are exercised for cash in full, the gross proceeds would be approximately $9,890,309. We intend to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes and working capital.

Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. We can make no assurances that the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the securities offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices. For more information, see “Plan of Distribution.”

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those shares of Common Stock issuable upon the conversion of the Series C Common Stock and those shares of Common Stock issuable upon the exercise of the Warrants. For additional information on the private placements and regarding the issuance of the securities in such private placement, see “Prospectus Summary –Private Placement.” We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares of Common Stock for resale from time to time. Except for the ownership of the Common Stock, Warrants, and Series C Preferred Stock issued, Mr. Richard G. Boyce, who sits on our Board, and PC2ATX, LLC, which is related to a party providing us with consulting services pursuant to a Consulting Services Agreement (incorporated by reference herein at Exhibit 10.29), the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The column entitled “Number of Shares of Common Stock Owned Prior to this Offering” lists the number the shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of shares of Common Stock, the Series C Preferred Stock, the Warrants and the Additional Warrants, as applicable to each selling stockholder, as of April 28, 2022, assuming exercise of the Warrants and the Additional Warrants in full and the conversion of the Series C Preferred Stock into the maximum shares of Common Stock issuable thereunder held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Under the terms of the Certificate of Designation, a selling stockholder may not convert the shares of Series C Preferred Stock to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock immediately after giving effect to such conversion, subject to an increase up to 9.99% after the provision of notice by a selling shareholder and a 60 day waiting period. Additionally, under the terms of the Common Stock Purchase Warrant, a selling stockholder may not exercise the Warrants to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock immediately after giving effect to such exercise, subject to an increase up to 9.99% after the provision of notice by a selling shareholder and a 60 day waiting period. The number of shares in the second column do not reflect these limitations.

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Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After the Offering		Percentage of Shares of Common Stock Owned After the Offering
Warberg WF IX LP(1)	79,992	79,992	-		-
Mank Capital LLC(2)	133,320	133,320	-		-
District 2 Capital Fund LP(3)	592,533	592,533	-		-
Alta Partners LLC(4)	296,267	296,267	-		-
Sixth Borough Capital Fund LP(5)	296,267	296,267	-		-
Intracoastal Capital LLC(6)	474,027	474,027	-		-
Alpha Capital Anstalt(7)	2,737,502	1,777,600	359,902	(8)	2.7%
Cavalry Fund I LP(9)	1,888,800	1,888,800	-		-
The Hewlett Fund LP(10)	829,547	829,547	-		-
Green Coast Capital International(11)	629,601	629,601	-		-
The Danielle Lisa Behr Living Trust(12)	59,253	59,253	-		-
Bronfman Family Investment Partnership LLLP(13)	385,175	118,507	266,668		2.2%
Jeffrey Bronfman Revocable Living Trust(14)	622,188	355,520	266,668		2.1%
Kevin R. Contreras Family Trust(15)	251,841	118,507	133,334		1.1%
The Rosalinde and Arthur Gilbert Foundation(16)	2,481,333	1,481,333	500,000	(17)	3.8%
Melissa Ann Held Bordy GST Exempt Trust(18)	503,681	237,013	266,668		2.1%
Joseph Held GST Exempt Trust(19)	503,681	237,013	266,668		2.1%
Robert Held GST Exempt Trust(20)	503,681	237,013	266,668		2.1%
LAMA Investments LLC(21)	251,841	118,507	133,334		1.1%
Georgina Asset Management, LLC 401(k) PSP(22)	192,587	59,253	133,334		1.1%
Lipp Irrevocable Trust(23)	59,253	59,253	-		-
Citrus Hill Trust(24)	251,841	118,507	133,334		1.1%
The 1998 Insurance Trust for Ashley Ziman(25)	125,921	59,253	66,668		*
May Ziman(26)	59,253	59,253	-		-
The 1998 Insurance Trust for Michele Ziman(27)	125,921	59,253	66,668		*
The RSZ Trust(28)	629,601	296,267	333,334		2.7%
PC2ATX, LLC(29)	750,000	750,000	-		-
Richard G. Boyce(30)	400,000	400,000	-		-
Lipp 2021 Revocable Trust(31)	900,000	900,000	-		-

(1)	Reflects 49,995 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and 29,297 shares of Common Stock issuable upon exercise of the Warrants. The address of Warberg WF IX LP is 716 Oak St., Winnetka, IL 60093.

(2)	Reflects 83,325 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and 49,995 shares of Common Stock issuable upon exercise of the Warrants. The address of Mank Capital LLC is 347 W. 87th St., Apt. 2R, New York, NY 10024.

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(3)	Reflects 370,333 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and 222,200 shares of Common Stock issuable upon exercise of the Warrants. The address of District 2 Capital Fund LP is 175 W. Carver St., Huntington, NY 11743.

(4)	Reflects 185,167 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and 110,100 shares of Common Stock issuable upon exercise of the Warrants. The address of Alta Partners LLC is 29 Valentines Lane, Old Brookville, NY 11545.

(5)	Reflects 185,167 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and 110,100 shares of Common Stock issuable upon exercise of the Warrants. The address of Sixth Borough Capital Fund LP is 1515 N. Federal Highway, Suite 300, Boca Raton, FL 33432.

(6)	Reflects 296,267 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and 177,760 shares of Common Stock issuable upon exercise of the Warrants. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of Intracoastal Capital LLC is 245 Palm Trail, Delray Beach, FL 33483.

(7)	Reflects 1,111,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 666,600 shares of Common Stock issuable upon exercise of the Warrants, 359,902 shares of Common Stock and 600,000 shares of Common Stock issuable upon exercise of warrants. The address of Alpha Capital Anstalt is c/o LH Financial Services, 510 Madison Avenue, Suite 1400, New York N.Y. 10022.

(8)	The number of shares owned does not include 600,000 shares of Common Stock issuable upon exercise of existing warrants, which are subject to a 4.99% blocker.

(9)	Reflects 555,500 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 333,300 shares of Common Stock issuable upon exercise of the Warrants, 500,000 shares of Additional Common Stock and 500,000 shares of Common Stock issuable upon exercise of the Additional Warrants.

(10)	Represents 518,467 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and 311,080 shares of Common Stock issuable upon exercise of the Warrants. The address of the Hewlett Fund LP is 100 Merrick Rd, Suite 400W, Rockville Centre, NY 15570.

(11)	Reflects 185,167 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 111,100 shares of Common Stock issuable upon exercise of the Warrants, 166,667 shares of Additional Common Stock and 166,667 shares of Common Stock issuable upon exercise of the Additional Warrants. The address of Green Coast Capital International is 1st Floor, Landmark Square, 64 Earth Close, P.O. Box 715, George Town, Grand Cayman KY1-1107, Cayman Islands.

(12)	Reflects 37,033 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and 22,220 shares of Common Stock issuable upon exercise of the Warrants. The address of The Danielle Lisa Behr Living Trust is 224 N. Bundy Dr., Los Angeles, CA 90049.

(13)	Reflects 74,067 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 44,440 shares of Common Stock issuable upon exercise of the Warrants, 133,334 shares of Common Stock and 133,334 shares of Common Stock issuable upon exercise of warrants. The address of Bronfman Family Investment Partnership LLLP is 848 N Rainbow Blvd. #353, Las Vegas, NV 89107.

(14)	Reflects 222,200 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 133,320 shares of Common Stock issuable upon exercise of the Warrants, 133,334 shares of Common Stock and 133,334 shares of Common Stock issuable upon exercise of warrants. The address of the Jeffrey Bronfman Revocable Living Trust is 848 N Rainbow Blvd. #353, Las Vegas, NV 89107.

(15)	Reflects 74,067 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and 44,440 shares of Common Stock issuable upon exercise of the Warrants. The address of the Kevin R. Contreras Family Trust is 449 Vista De La Playa Ln., Santa Barbara, CA 93109.

(16)	Reflects 925,833 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and 555,500 shares of Common Stock issuable upon exercise of the Warrants. The address of The Rosalinde and Arthur Gilbert Foundation is 1801 Century Park East, Ste. 2010 Los Angeles, CA 90067.

(17)	The number of shares owned does not include 500,000 shares of Common Stock issuable upon exercise of existing warrants, which are subject to a 4.99% blocker.

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(18)	Reflects 148,133 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 88,880 shares of Common Stock issuable upon exercise of the Warrants, 133,334 shares of Common Stock and 133,334 shares of Common Stock issuable upon exercise of warrants. The address of the Melissa Ann Held Bordy GST Exempt Trust is 1880 Century Park East, Ste. 500, Los Angeles, CA 90067

(19)	Reflects 148,133 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 88,880 shares of Common Stock issuable upon exercise of the Warrants, 133,334 shares of Common Stock and 133,334 shares of Common Stock issuable upon exercise of warrants. The address of the Joseph Held GST Exempt Trust is 1880 Century Park East, Ste. 500, Los Angeles, CA 90067.

(20)	Reflects 148,133 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 88,880 shares of Common Stock issuable upon exercise of the Warrants, 133,334 shares of Common Stock and 133,334 shares of Common Stock issuable upon exercise of warrants. The address of the Robert Held GST Exempt Trust is 1880 Century Park East, Ste. 500, Los Angeles, CA 90067.

(21)	Reflects 74,067 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 44,440 shares of Common Stock issuable upon exercise of the Warrants, 66,667 shares of Common Stock and 66,667 shares of Common Stock issuable upon exercise of warrants. The address of LAMA Investments LLC is 666 Greenwich St., #843, New York, NY 10014.

(22)	Reflects 37,033 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 22,220 shares of Common Stock issuable upon exercise of the Warrants, 66,667 shares of Common Stock and 66,667 shares of Common Stock issuable upon exercise of warrants. The address of the Georgina Asset Management, LLC 401(k) PSP is 1201 Montana Ave. Suite 205, Santa Monica, CA 90403.

(23)	Reflects 37,033 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and 22,220 shares of Common Stock issuable upon exercise of the Warrants. The address of the Lipp Irrevocable Trust is 1201 Montana Ave. Suite 205, Santa Monica, CA 90403.

(24)	Reflects 74,067 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 44,440 shares of Common Stock issuable upon exercise of the Warrants, 66,667 shares of Common Stock and 66,667 shares of Common Stock issuable upon exercise of warrants. The address of the Citrus Hill Trust is 6540 Sunset Boulevard, Los Angeles, CA 90028.

(25)	Reflects 37,033 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 22,220 shares of Common Stock issuable upon exercise of the Warrants, 33,334 shares of Common Stock and 33,334 shares of Common Stock issuable upon exercise of warrants. The address of The 1998 Insurance Trust for Ashley Ziman is 1801 Century Park East, Ste. 2010 Los Angeles, CA 90067.

(26)	Reflects 37,033 shares of Common Stock issuable upon conversion of the Series C Preferred Stock and 22,220 shares of Common Stock issuable upon exercise of the Warrants. The address of May Ziman is 702 N Alta Dr. Beverly Hills, CA 90210.

(27)	Reflects 37,033 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 22,220 shares of Common Stock issuable upon exercise of the Warrants, 33,334 shares of Common Stock and 33,334 shares of Common Stock issuable upon exercise of warrants. The address of The 1998 Insurance Trust for Michele Ziman is 1801 Century Park East, Ste. 2010 Los Angeles, CA 90067.

(28)	Reflects 185,167 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, 111,100 shares of Common Stock issuable upon exercise of the Warrants, 166,667 shares of Common Stock and 166,667 shares of Common Stock issuable upon exercise of warrants. The address of The RSZ Trust is 1801 Century Park East, Ste. 2010 Los Angeles, CA 90067.

(29)	Reflects 750,000 shares of Common Stock issuable upon exercise of the Additional Warrants. The address of PC2ATX, LLC is 315 Forza Viola Way, Austin, TX 78738.

(30)	Reflects 400,000 shares of Common Stock issuable upon exercise of the Additional Warrants. The address of Richard G. Boyce is 4849 Greenville Ave, Suite 1150, Dallas, TX, 75206.

(31)	Reflects 900,000 shares of Common Stock issuable upon exercise of the Additional Warrants. The address of the Lipp 2021 Revocable Trust is 1201 Montana Ave. Suite 205, Santa Monica, CA 90403.

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DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our Common Stock and, to the extent the rights of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock may materially limit or qualify the rights evidenced by our Common Stock, we describe our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. This description of the terms of our Common Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware General Corporation Law (“DGCL”), and the full text of our amended and restated certificate of incorporation (“Certificate of Incorporation”) and our bylaws (“Bylaws”).

As of April 28, 2022, our authorized share capital consists of 100,000,000 shares of Common Stock, of which 12,205,386 were outstanding, 5,000,000 shares of preferred stock, including 500,000 shares of Series A Preferred Stock, of which 219,238 were outstanding, 20,000 shares of Series B Preferred Stock, of which 1,400 were outstanding, and 15,000 shares of Series C Preferred Stock, of which 7,880 were outstanding.

We implemented a 1-for-20 reverse stock split of our outstanding shares of Common Stock that was effective on January 23, 2020. All share and related option and warrant information presented in this prospectus have been retroactively adjusted to reflect the reduced number of shares and the increase in the share price which resulted from this action.

Common Stock

Holders of our Common Stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds. However, the current policy of our Board is to retain earnings, if any, for our operations and expansion. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue.

Preferred Stock

Under the terms of the Certificate of Incorporation, our Board is expressly granted authority to authorize the issuance from time to time of shares of preferred stock in one or more series, for such consideration and for such corporate purposes as our Board may from time to time determines, and by filing a certificate pursuant to applicable law of the State of Delaware to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent permitted by the Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof.

Series A Preferred Stock

Holders of our Series A Preferred Stock are entitled to the number of votes per share equal to 2,000 shares of Common Stock. Holders of our Series A Preferred Stock are entitled to receive a cumulative dividend on each share of Series A Preferred Stock issued and outstanding at the rate of twelve percent (12%) per annum on the Aggregate Stated Value (as defined in the Certificate of Designation and Restatement of Rights, Preferences and restrictions of Series A Preferred Stock, the “Series A Certificate of Designation”) then in effect, payable quarterly on January 1, April 1, July 1 and October 1. Such dividend is payable in cash but may be paid in shares of Common Stock in our sole discretion if the shares of Common Stock are listed on a national securities exchange. In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of our Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of our assets to the holders of Common Stock by reason of their ownership thereof, for each share held, an amount equal to the Stated Value (as defined in the Series A Certificate of Designation), plus unpaid dividends, if any. The Series A Preferred Stock is convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Aggregate Stated Value by the Conversion Price (as defined in the Series A Certificate of Designation), in effect on the date the certificate is surrendered for conversion, initially set at $0.25, and $0.175 as of December 31, 2021. Each share of Series A Preferred Stock is redeemable at the option of the holder for the payment of cash by us to the holder equal to the Aggregate Stated Value of the shares that the holder elects to redeem. The Series A Preferred Stock is entitled to certain protective provisions and we may not take certain actions without the written consent of at least a majority of the Series A Preferred Stock, including, without limitation, amend, alter or repeal any provision of the Series A Certificate of Designation to change the rights of the Series A Preferred Stock, create or authorize additional class or series of stock senior to the Series A Preferred Stock or create, authorize the creation of, issue or authorize the issuance of, any debt security which is convertible into or exchangeable for any equity security, if such equity security ranks senior to the Series A Preferred Stock as to dividends or liquidation rights.

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Series B Preferred Stock

Holders of our Series B Preferred Stock have no voting rights. Holders of our Series B Preferred Stock are entitled to receive a cumulative dividend on each share of Series B Preferred Stock issued and outstanding at the rate of five percent (5%) per annum, in cash or at the Holder’s option, in fully paid and non-assessable shares of Series B Preferred Stock, at the Dividend Conversion Rate (as defined in the Series B Certificate of Designation). Such dividends are payable quarterly on January 1, April 1, July 1 and October 1. In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of our Series B Preferred Stock are entitled to receive, prior and in preference to any distribution of any of our assets to the holders of Common Stock and Common Stock Equivalents (as defined in the Series B Certificate of Designation, and which includes the Series A Preferred Stock and the Series C Preferred Stock) by reason of their ownership thereof, for each share held an amount equal to the Stated Value (as defined in the Series B Certificate of Designation), plus unpaid dividends or liquidated damages, if any. The Series B Preferred Stock is convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value, currently $1,080 as amended, by the Series B Conversion Price, subject to a minimum of $1.00, but not to exceed $1.50, subject to further adjustment in the event that the Company, subject to certain exemptions, disposes of or issues any Common Stock or securities convertible into, exercisable, or exchangeable for Common Stock for no consideration or for consideration less than the applicable Series B Conversion Price in effect immediately prior to such issuance. We are entitled to redeem some or all of the outstanding shares of Series B Preferred Stock for cash in an amount equal to the Optional Redemption Amount (as defined in the Series B Certificate of Designation). The Series B Preferred Stock is entitled to certain protective provisions and we may not take certain actions without the written consent of at least fifty one percent (51%) in Stated Value of the outstanding shares of the Series B Preferred Stock, including, without limitation, amend, alter or repeal any provision of the Series B Certificate of Incorporation or the Bylaws that materially and adversely affects the rights of the Series B Preferred Stock, pay cash dividends or distributions on Junior Securities (as defined in the Series B Certificate of Designation), or repay, repurchase or offer to repay, or otherwise acquire more than a de minimis number of shares of Common Stock, Common Stock Equivalents (as defined in the Series B Certificate of Designation) or Junior Securities.

Series C Preferred Stock

Holders of our Series C Preferred Stock have no voting rights. Holders of our Series C Preferred Stock are entitled to receive dividends on Series C Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to any dividends paid on Common Stock. In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of our Series C Preferred Stock are entitled to receive, prior and in preference to any distribution of any of our assets to the holders of Common Stock and Common Stock Equivalents (as defined in the Certificate of Designation) by reason of their ownership thereof, for each share held an amount equal to the Stated Value (as defined in the Certificate of Designation), plus fees, if any. The Series C Preferred Stock ranks junior to the Series B Preferred Stock as to rights upon a liquidation, dissolution or winding up of the Company. The Series C Preferred Stock is convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value, currently $1,111, by the Series C Conversion Price, subject to further adjustment in the event that the Company, subject to certain exemptions, disposes of or issues any Common Stock or securities convertible into, exercisable, or exchangeable for Common Stock for no consideration or for consideration less than the applicable Series C Conversion Price in effect immediately prior to such issuance. We are entitled to redeem some or all of the outstanding shares of Series C Preferred Stock for cash in an amount equal to the Optional Redemption Amount (as defined in the Certificate of Designation). The Series C Preferred Stock is entitled to certain protective provisions and, without the written consent of at least 50.1% in Stated Value of the outstanding shares of the Series C Preferred Stock, we may not (or permit any of our subsidiaries to) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness, other than Permitted Indebtedness (as defined in the Certificate of Designation).

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Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL

Certain provisions of our Certificate of Incorporation and our Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and our Bylaws and Delaware law, as applicable, among other things:

●	provide our Board with the ability to alter the Bylaws without stockholder approval (subject to rights of the holders of our preferred stock);

●	provide that special meetings of our stockholders may be called only by a majority of the directors, the Chairman of our Board or the Chief Executive Officer;

●	place limitations on the removal of directors; and

●	provide that vacancies on our Board may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our Common Stock to decline.

Advance Notice Bylaws. Our Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to our Board. Stockholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Interested Stockholder Transactions. We may become subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors and our Certificate of Incorporation includes such an exculpation provision. Our Certificate of Incorporation includes provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Certificate of Incorporation also provides that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Certificate of Incorporation expressly authorizes us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees from some liabilities. The limitation of liability and indemnification provisions in our Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Common Stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598. The telephone number of VStock Transfer, LLC is (212) 828-8436.

Listing

Our Common Stock is listed on The OTC Markets under the symbol “CRKR.”

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PLAN OF DISTRIBUTION

We are registering 12,721,659 shares of Common Stock, including shares of Common Stock issuable upon exercise of the Warrants and the conversion of the Series C Preferred Stock, to permit the resale of these shares of Common Stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock other than proceeds from the cash exercise of the Warrants, if exercised in cash. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part or a prospectus supplement. In the post-effective amendment or the prospectus supplement, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

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The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of Common Stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Baker & McKenzie LLP, Dallas, Texas. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated balance sheets of Creek Road Miners, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended and the related notes to the consolidated financial statements, have been incorporated by reference herein and in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-1 we filed with the SEC, under the Securities Act, and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document.

Because we are subject to the information and reporting requirements of the Exchange Act, we file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. We also maintain a web site at https://creekroadminers.com, through which you can access our SEC filings. The references to the SEC’s website and our website do not constitute incorporation by reference of the information contained on, or that can be accessed through, the websites, and you should not consider the contents of the websites in making an investment decision with respect to our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

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This prospectus incorporates by reference (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, previously filed with the SEC on March 31, 2022 and (ii) our Current Report on Form 8-K previously filed with the SEC on May 3, 2022.

We also incorporate by reference all future documents (except as to any portion of any report or document that is not deemed filed under such provisions) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus and prior to the termination of the offering.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests by one of the following methods. Attention: Investor Relations, Creek Road Miners, Inc., 2700 Homestead Road, Park City, UT 84098, 435-900-1WIZ. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investor Relations” page of our website at https://creekroadminers.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our securities.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable in connection with the registration of the securities hereunder. All amounts are estimates except the SEC registration fee.

Item	Amount to be paid
SEC registration fee	$1,675.41
Printing expenses	-
Legal fees and expenses	$35,000
Accounting fees and expenses	$5,000
Total	$41,675.41

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation and Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Item 15. Recent Sales of Unregistered Securities.

We sold the securities described below within the past three years which were not registered under the Securities Act.

On November 22, 2018, we issued 5,768,956 shares (288,448 shares after giving effect to the 1-for-20 reverse stock split effected on January 23, 2020) of preferred stock for settlement of the outstanding liabilities due to Bristol Capital, LLC, an affiliate of Paul Kessler, a member of our Board of Directors, and Mr. John D. Maatta, former President and Chief Executive Officer and a current member of our Board of Directors, totaling $709,506. The issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2). On August 3, 2020, as ratified on August 21, 2020, the Board of Directors elected to cancel the 288,448 shares of preferred stock and issue 173,974 shares of Series A Preferred Stock. The issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2).

On January 23, 2019 we granted certain of our employees a total of 107,125 options to purchase the Company’s Common Stock with an exercise price of $0.25 per share, as amended, a term of 5 years, and a vesting period of 2 years.

Effective December 19, 2019, we entered into a securities purchase agreement with Barlock 2019 Fund, LP, for the sale of our securities, comprised of, as amended and after giving effect to the 1-for-20 reverse stock split effected on January 23, 2020: (i) a $2,500,000 convertible debenture, convertible at a price, as amended, of $0.175 per share, and (ii) warrants to acquire 4,285,714 shares of our Common Stock, at an exercise price, as amended, of $0.175 per share. These securities issued to the purchaser were not registered under the Securities Act and were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

On May 8, 2020 we granted certain of our employees a total of 150,000 options to purchase the Company’s Common Stock with an exercise price of $0.25 per share, as amended, a term of 5 years, and a vesting period of 2 years.

On August 3, 2020 we granted certain of our employees a total of 375,000 options to purchase the Company’s Common Stock with an exercise price of $0.50 per share, a term of 5 years, and a vesting period of 2 years.

On August 3, 2020 we granted certain of its directors and employees a total of 212,500 options to purchase the Company’s Common Stock with an exercise price of $0.25 per share, a term of 5 years, and a vesting period of 1 year.

On August 21, 2020 the Board approved the repricing of the exercise price of outstanding stock options that had been issued to the members of the Board and to employees to $0.25 per share.

On March 1, 2021, we issued shares of our Series A Preferred Stock as follows: 8,500 shares to Mr. Maatta in satisfaction of an aggregate of $84,947.55 due and owing to Mr. Maatta under his Separation Agreement; 22,500 shares to Bristol Capital, LLC in satisfaction of $225,000 due and owing to Bristol Capital, LLC for additional consulting services rendered and to be rendered by Mr. Kessler from July 1, 2020 through April 1, 2021; and 20,798 shares to Scott D. Kaufman, our Chief Executive Officer, in satisfaction of $207,980 of compensation payable to Mr. Kaufman under his Employment Agreement through October 1, 2021. Each share of our Series A Preferred Stock is convertible into a number of shares of our Common Stock determined by dividing the aggregate stated value for the Series A Preferred Stock being converted (initially $10.00 per share, subject to adjustment as set forth in the currently effective Series A Certificate of Designation) by the then-applicable conversion price (initially $0.25 per share, subject to adjustment as set forth in the currently effective Series A Certificate of Designation). We issued the foregoing securities in reliance on the exemption from registration provided under Section 4(a)(2) of the Securities Act.

On March 1, 2021, the Company granted certain consultants warrants to purchase shares the Company’s Common Stock as follows: two warrants to purchase 100,000 shares with an exercise price of $0.50 per share, a term of 5 years, and a vesting period of 2 years; and two warrants to purchase 100,000 shares with an exercise price of $1.00 per share, a term of 5 years, and a vesting period of 2 years.

On March 24, 2021, the Company granted a consultant warrants to purchase shares the Company’s Common Stock as follows: a warrant to purchase 300,000 shares with an exercise price of $1.00 per share, and a term of 5 years; and a warrant to purchase 180,000 shares with an exercise price of $1.5278 per share, and term of 5 years.

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On March 29, 2021, we consummated the transactions contemplated by the securities purchase agreement with Leviston Resources LLC, pursuant to which, we issued in a private placement: (i) 5,000 shares of Series B Preferred Stock, convertible by dividing the stated value, currently $1,080 as amended, by the Series B Conversion Price, subject to conversion price floor of $1.00; and (ii) a warrant to acquire 5,000 shares of the Series B Preferred Stock at an exercise price of $1,000 per share of Series B Preferred Stock, which became exercisable immediately upon issuance and which expires on March 26, 2023; and (iii) a warrant to acquire 5,000 shares of the Series B Preferred Stock at an exercise price of $1,000 per share of Series B Preferred Stock, which became exercisable immediately upon issuance and which expires on March 26, 2024. Pursuant to the terms of the 2021 Warrants, the Series B Preferred Stock issuable upon exercise of the 2021 Warrants are automatically convertible into shares of Common Stock at the Series B Conversion Price. These securities were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

From August 2021 through October 2021, we consummated the transactions contemplated by the securities purchase agreement with the investors party thereto, pursuant to which, we issued in a private placement: (i) 2,933,340 shares of Common Stock for $1.50 per share and (ii) warrants to acquire 2,933,340 shares of Common Stock at an exercise price of $1.50 per share, which became exercisable immediately upon issuance and with a term of 5 years. These securities were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

On October 12, 2021, the Company granted certain directors a total of 30,000 warrants to purchase shares the Company’s Common Stock with an exercise price of $1.50 per share, and a term of 3 years

On October 20, 2021, the Company granted a director 400,000 warrants to purchase shares the Company’s Common Stock with an exercise price of $1.50 per share, a term of 3 years, and vesting as follows: 20% upon execution of the Services Agreement; 20% on January 20, 2022; 20% on April 20, 2022; 20% on July 20, 2022; and 20% on October 20, 2022.

On October 31, 2021, the Company granted a consultant 750,000 warrants to purchase shares the Company’s Common Stock with an exercise price of $1.50 per share, a term of 3 years, and vesting as follows: 40% upon execution of the Services Agreement; 20% on April 1, 2022; 20% on August 1, 2022; and 20% on December 1, 2022.

During December 2021, we consummated the transactions contemplated by the securities purchase agreement with the investors party thereto, pursuant to which we issued in the Private Placement: (i) 7,880 shares of Series C Preferred Stock, convertible by dividing the stated value, currently $1,111, by the Series C Conversion Price, subject to conversion price floor of $1.00; and (ii) warrants to acquire 1,750,936 shares of Common Stock at an exercise price of $2.50 per share, subject to adjustment, which became exercisable immediately upon issuance and with a term of 5 years; and (iii) warrants to acquire 1,750,936 shares of Common Stock at an exercise price of $2.75 per share, subject to adjustment, which became exercisable immediately upon issuance and with a term of 5 years. These securities were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

On December 1, 2021 the Company granted certain of its Directors and employees a total of 7,000,000 options to purchase the Company’s Common Stock with an exercise price of $2.65 per share, a term of 5 years, and a shall vest upon a volume weighted average price (“VWAP”) of the Company’s Common Stock reaching the following targets: at such time as there is a VWAP equal to $2.50 of the Company’s Common Stock when computed over 30 consecutive trading days, 25% of each Executive’s Options shall vest; at such time as there is a VWAP equal to $3.00 of the Company’s Common Stock when computed over 30 consecutive trading days, 25% of each Executive’s Options shall vest; at such time as there is a VWAP equal to $3.50 of the Company’s Common Stock when computed over 30 consecutive trading days, 25% of each Executive’s Options shall vest; and at such time as there is a VWAP equal to $4.00 of the Company’s Common Stock when computed over 30 consecutive trading days, 25% of each Executive’s Options shall vest.

On January 1, 2022, the Company granted a consultant warrants to purchase shares of the Company’s Common Stock as follows: a warrant to purchase 400,000 shares with an exercise price of $1.50 per share, and a term of 5 years; a warrant to purchase 250,000 shares with an exercise price of $2.50 per share, subject to adjustment, and term of 5 years; and a warrant to purchase 250,000 shares with an exercise price of $2.75 per share, subject to adjustment, and term of 5 years.

On January 1, 2022, the Company granted an officer 7,722 shares of Series A Preferred Stock for settlement of $77,216 in compensation under his employment agreement for services provided through March 31, 2022.

On January 25, 2022, the Company granted an officer 30,000 shares of Common Stock as compensation under his employment agreement for services provided through December 31, 2021.

On March 29, 2022, the Company offered 16 warrant holders replacement warrants with an exercise price of $1.50 per common share, in exchange for any warrants exercised at such time at the exercise price of $1.50 per share of Common Stock. The issuance of replacement warrants has the effect of resetting the conversion price of all outstanding shares of preferred stock to $1.50 per share of Common Stock and resetting the exercise price of all outstanding warrants to $1.50 per share of Common Stock in instances where the existing conversion and exercise prices are above $1.50. In connection with the offering, warrants to purchase 600,000 shares of Common Stock were exercised by one warrant holder and replacement warrants to purchase 600,000 shares of Common Stock were issued, resulting in $900,000 in cash proceeds to the Company. Dilution to equity due to the reduction in conversion and exercise prices is equivalent to the Company issuing 2,334,581 common shares.

On April 4, 2022, the Company issued 372,928 shares of Common Stock in connection with an investor’s conversion of 500 shares of Series B Preferred Stock into shares of Common Stock. On April 20, 2022, the Company issued an additional 380,769 shares of Common Stock in connection with the same investor’s conversion of 440 shares of Series B Preferred Stock into shares of Common Stock.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibit Index

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Wizard Entertainment, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2020).
3.2	By-Laws of GoENERGY, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form SB-2, filed on March 25, 2003).
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2020).
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 15, 2021).
3.5	First Amendment to the Bylaws of Wizard World, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 21, 2016).
3.6	Certificate of Designation and Restatement of Rights, Preferences and Restrictions of Series A Preferred Stock. (Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on August 14, 2020.)
3.7	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock. (Incorporated by reference to Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2021.)
3.8	Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock, dated December 1, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on December 7, 2021).
5.1#	Opinion of Baker & McKenzie LLP.
10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 23, 2019).
10.2	Form of 12% Senior Secured Convertible Debenture (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on December 23, 2019).
10.3	Form of Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on December 23, 2019).
10.4	Form of Security Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on December 23, 2019).
10.5+	Employment Agreement dated as of March 1, 2021 but effective as of November 24, 2020, by and between Wizard Brands, Inc. and Scott D. Kaufman (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on March 3, 2021).
10.6+	Employment Agreement dated as of March 1, 2021 but effective as of November 24, 2020, by and between Wizard Brands, Inc. and Heidi C. Bowman (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on March 3, 2021).
10.7+	Separation Agreement entered into as of February 20, 2021 between Wizard Brands, Inc. and John D. Maatta (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on March 3, 2021).
10.8	Securities Purchase Agreement dated March 26, 2021, between Wizard Brands, Inc. and Leviston Resources LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on April 2, 2021).
10.9	Amendment No.1 to Securities Purchase Agreement, dated July 16, 2021, between Creek Road Miners, Inc. and Leviston Resources, LLC (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on August 13, 2021).
10.10	Registration Rights Agreement dated March 26, 2021, between Wizard Brands, Inc. and Leviston Resources LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on April 2, 2021).
10.11	Amendment No. 1 to Registration Rights Agreement, dated July 16, 2021, between Creek Road Miners, Inc. and Leviston Resources, LLC (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on August 13, 2021).
10.12	Series B Preferred Stock Purchase Warrant (Series 1) issued to Leviston Resources LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on April 2, 2021).
10.13	Amendment No. 1 to Series B Preferred Stock Purchase Warrant (Series 1) issued to Leviston Resources LLC, dated July 16, 2021 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on August 13, 2021).

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10.14	Series B Preferred Stock Purchase Warrant (Series 2) issued to Leviston Resources LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on April 2, 2021).
10.15	Amendment No. 1 to Series B Preferred Stock Purchase Warrant (Series 2) issued to Leviston Resources LLC, dated July 16, 2021(incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on August 13, 2021).
10.16	Asset Purchase Agreement dated August 6, 2021, between Kick the Can Corp. and Informa Pop Culture Events, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on August 10, 2021).
10.17	Form of Securities Purchase Agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed on August 31, 2021).
10.18	Form of Common Stock Purchase Warrant (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 31, 2021).
10.19	Form of Convertible Promissory Note, dated August 19, 2011 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on August 30, 2011).
10.20	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 10, 2021).
10.21	Form of Warrants (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on December 10, 2021).
10.22	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on December 10, 2021).
10.23+	Employment Agreement dated as of December 23, 2021, by and between Creek Road Miners, Inc. and Paul L. Kessler (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 23, 2021).
10.24+	Amended and Restated Employment Agreement of Scott D. Kaufman dated as of December 23, 2021, by and between Creek Road Miners, Inc. and Paul L. Kessler (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on December 23, 2021).
10.25+	Employment Agreement dated as of December 23, 2021, by and between Creek Road Miners, Inc. and Scott A. Sheikh (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on December 23, 2021).
10.26+	Employment Agreement dated as of December 23, 2021, by and between Creek Road Miners, Inc. and Alan Urban (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on December 23, 2021).
10.27	Contract with CDMG, Inc. (incorporated by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q filed on November 12, 2021).
10.28	Contract with CDMG, Inc. (incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q filed on November 12, 2021)
10.29	Contract with Retro Wall Street Consulting, LLC (incorporated by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q filed on November 12, 2021).
10.30**	Non-Fixed Price Sales and Purchase Agreement dated December 17, 2021 between Creek Road Miners, Inc. and Bitmain Technologies Limited.
10.31**	Gas Supply Agreement dated as of October 22, 2021 between Creek Road Miners, Inc. and American Natural Energy Corporation.
10.32**	Terms and Conditions of Braiins Mining Limited.
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on April 17, 2017).
23.1*	Consent of MaughanSullivan LLC.
23.2#	Consent of Baker & McKenzie LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to this Registration Statement).

+ Indicates management contract or compensatory plan or arrangement.

* Filed herewith.

** Previously filed.

# To be filed by amendment

(b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

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Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

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(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Park City, Utah on this May 3, 2022.

CREEK ROAD MINERS, INC.

By:	/s/ Scott D. Kaufman
Name:	Scott D. Kaufman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Scott D. Kaufman	Chief Executive Officer, President and Director	May 3, 2022
Scott D. Kaufman	(Principal Executive Officer)

*	Chief Financial Officer	May 3, 2022
Alan Urban	(Principal Financial and Accounting Officer)

*	Executive Chairman, Director	May 3, 2022
Paul L. Kessler

*	Director	May 3, 2022
Richard G. Boyce

*	Director	May 3, 2022
Michael Breen

*	Director	May 3, 2022
John D. Maatta

Scott D. Kaufman, by signing his name hereto, does hereby sign this registration statement on behalf of the directors of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the SEC.

By:	/s/ Scott D. Kaufman
Name:	Scott D. Kaufman
Title:	Chief Executive Officer

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